EXHIBIT 2.2

                                SCHEDULE 10.7(b)

                       MARKETING AND DEVELOPMENT AGREEMENT

      THIS AGREEMENT is made this 18th day of November, 1998, between PROFORMIX, INC., a Delaware corporation ("PI"), 1320236 Ontario Inc., an Ontario corporation ("1320236") and PROFORMIX SYSTEMS, INC., a Delaware corporation ("PSI").

                                    RECITALS:

A. Pursuant to an asset purchase agreement made of even date herewith (the "Purchase Agreement") between PI, 1320236 and PSI, PI agreed to sell and 1320236 agreed to purchase all right, title and interest of PI in and to all of PI's hardware products including ergonomic hardware products such as keyboard platforms, mouse platforms, mouse glidepoints, corner bridges, workstations, document holders and all other mounting products, subject to the terms and conditions set forth therein;

B. PI wishes to continue to market the aforementioned products; and

C. In order to facilitate the transition of the aforementioned products from PI to 1320236, and the ongoing growth of 1320236's business, during the currency of this Agreement PI will provide certain marketing and development services to 1320236 as hereinafter provided.

      FOR VALUE RECEIVED the parties agree as follows:

                           SECTION 1 - INTERPRETATION

1.1 Caplitalized Terms. Each capitalized term not otherwise defined in this Agreement has the meaning given to it in the Purchase Agreement.

1.2 Definitions. In this Agreement the following terms shall have the meanings set out below.

      "Affiliate" as to any Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise;

      "Agreement" means this Marketing and Development Agreement, including all schedules, and all instruments supplementing or amending or

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      confirming  this  Agreement and  references to "Article" or "Section" mean and refer to the specified Article or Section of this Agreement;

      "Business" shall have the meaning ascribed thereto in the Purchase Agreement.

      "Business Day" means any day except a Saturday, Sunday or other day on which commercial banking institutions in the City of New Jersey are authorized by law or executive order to close;

      "Fees" means the fees payable by 1320236 to PI pursuant to Section 2.3 below;

      "Net Sales" means the total invoice sale price of Products, excluding all taxes, SPIFs, customer credits, allowances, discounts, volume rebates, warehouse allowances, freight, insurance, export and import charges, returns of goods, bad debts and consulting, support contract, training and other non-Product charges;

      "Products" shall mean those products currently or during the last five (5) years designed, developed, manufactured, marketed, distributed or sold by PI or in the process of design, development, manufacture, distribution or sale by PI (including modified versions of such products provided such products remain substantially similar), including the ergonomic hardware products set forth in Schedule A hereto;

      "Purchase Agreement" shall have the meaning ascribed thereto in Recital A;

      "Target Sales" shall be $8.2 million for the Year ending April 30, 2000 and such amount shall increase for each Year thereafter at a compounded rate of 30% per annum (being approximately $10.7 million for the Year ending April 30, 2001, approximately $13.9 million for the year ended April 30, 2002, approximately $18.1 million for the Year ended April 30, 2003 and so on);

      "Termination Date" has the meaning set forth in Section 2.3;

      "Territory" means North America and Europe; and

      "Year" means the twelve month period commencing May 1st in a year and ending on April 30th in the next succeeding year, commencing with the twelve month period ending April 30, 2000.

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1.3 Certain Rules of Interpretation.  In this Agreement:

      (a) Time - time is of the essence in the performance of the parties' respective obligations.

      (b) Currency - unless otherwise specified, all references to money amounts are to United States currency.

      (c) Headings - the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections.

      (d) Singular, etc. - the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits.

      (e) Consent - whenever a provision of this Agreement requires an approval or consent by a party to this Agreement and notification of such approval or consent is not delivered within the applicable time limited, then, unless otherwise specified, the party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

      (f) Calculation of Time - unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

      (g) Business Day - whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day.

1.4 Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

      (a) the legality, validity or enforceability of the remaining provisions of this Agreement; or

      (b) the legality, validity or enforceability of that provision in any other jurisdiction.

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           SECTION 2 - MARKETING AND DEVELOPMENT SERVICES BY PROFORMIX

2.1 Services Provided. PI, on behalf of itself and on behalf of its Affiliates, agrees to render the following services to 1320236 and its Affiliates:

      (a) to use its best efforts ancillary to its other business activities during the term of this Agreement to generate leads and referrals for Products and any other ergonomic hardware products marketed or distributed by 1320236 or its Affiliates and to generally keep 1320236 informed of sales prospects;

      (b) to cause Michael Martin, an employee of PI, during the period ending twelve (12) months after the date hereof, to provide development support services for the keyboard and mouse Products and to assist in the transition of the development initiatives for these Products to 1320236's or its Affiliate's engineering group, all as reasonably required by 1320236; and

      (c)   to  provide  such  other   transitional   services  as  1320236  may
            reasonably require during the six months following the date hereof including, without limitation, customer service training.

PI shall be responsible for all costs incurred by it in providing the foregoing services provided that PI shall be reimbursed for reasonable travel expenses and lodging incurred by Mr. Martin in connection with his duties under Section 2.1(b) above.

2.2 One Time Fee. In consideration of the entering into of this Agreement, 1320236 shall pay PI, or as PI may direct in writing, a one time non-refundable fee of $541,000 on the date hereof.

2.3 Fees. 1320236 shall pay PI an ongoing Fee equal to 18% of Net Sales of Products sold by 1320236 or its Affiliates (including Products sold pursuant to the Customer Purchase Orders as such term is defined on the Purchase Agreement) between the date hereof and April 30, 1999 (such Fee not to exceed $540,000 in the aggregate) and 10% of such Net Sales for each Year thereafter commencing with the Year ending April 30, 2000 provided that if Target Sales for a particular Year after the Year ending April 30, 1999 are not achieved the Fee for that Year shall be reduced to 6% of Net Sales for that Year; and provided further that if Target Sales are not achieved for a further consecutive Year (the last day of such Year is herein referred to as the "Termination Date"), the Fee for that Year shall be $1.00 in the aggregate and PI's right to further Fees hereunder shall immediately cease and terminate.

2.4 Payment of Fees. Fees shall be calculated on a monthly basis and payable within thirty days of the end of the preceding month at the rate of 18% of Net Sales for the period commencing the date hereof and ending on April 30, 1999. Fees shall be calculated on a monthly basis for the Year ending April 30, 2000 and on a quarterly basis for each Year thereafter and such Fee shall be payable within thirty days of the end of the preceding month or quarter, as applicable, at the rate of 6% of Net

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Sales unless the parties,  acting in good faith, agree that the Sales Target for the Year in question has been met in which case the monthly or quarterly payments, as applicable, for the balance of the Year shall be adjusted to 10% of Net Sales and any shortfall in the payment of Fees for such Year shall be adjusted within thirty (30) days of the end of the Year in question; provided that for any Year next succeeding a Year in which Target Sales were not met Fees (if any) shall be payable within thirty (30) days of the end of the Year in question. Appropriate details regarding the calculation of such Fees shall accompany each payment.

2.5 Other Competitive Products. During the term of this Agreement and for a period of one (1) year thereafter, PI and PSI, on behalf of themselves and their Affiliates, shall be precluded by this Agreement from manufacturing, distributing, selling, marketing and promoting products within the Territory which are competitive with the Products and any other ergonomic hardware products marketed or distributed by 1320236 and its Affiliates. For greater certainty, PI, PSI and their Affiliates shall not be precluded from carrying on the business heretofore and currently carried on by them consisting of the design, development, manufacture, distribution and sale of software products.

                              SECTION 3 - GENERAL

3.1 Term. This Agreement shall continue in force from the date hereof until the Termination Date, at which time this Agreement shall terminate.

3.2 Termination by 1320236. 1320236 shall be entitled at any time by notice to PI to terminate this Agreement immediately if PI commits or permits any other material breach of any of the provisions of this Agreement and fails to remedy the breach within 30 days after notice thereof to PI but no such termination shall limit the right of 1320236 to pursue any remedy in respect of a breach of this Agreement by PI or PSI.

3.3 Termination by PI. PI shall be entitled at any time by notice to 1320236 to terminate this Agreement immediately if 1320236 fails to pay any amount due under this Agreement (except to the extent such amount is properly offset against other amounts under the provisions of this Agreement, the Purchase Agreement or the agreements and instruments executed in connection therewith) and such failure continues for 15 days after notice thereof to 1320236 but no such termination shall limit the right of PI to pursue any remedy in respect of a breach of this Agreement by 1320236.

                           SECTION 4 - MISCELLANEOUS

4.1 Survival. Any payment obligations arising prior to the expiry or termination of this Agreement shall survive the expiration or termination of this Agreement.

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4.2 Further Assurances.  Each party shall from time to time promptly execute and deliver and have executed and delivered all further documents and take, and have taken, all further action, as may be necessary or appropriate to give effect to the terms and intent of this Agreement and to complete the transactions contemplated by this Agreement.

4.3 Assignment and Enurement. Neither this Agreement nor any rights or obligations hereunder may be assigned by any of the parties hereto except as expressly provided in this section. 1320236 may assign this Agreement and all benefit thereof to an Affiliate or to any successor of 1320236 which has purchased all or substantially all of the assets of the Business and PI may assign this Agreement and all benefits thereof to an Affiliate that is the successor to the software product business of PI, provided that no such assignment shall reduce or otherwise vitiate any of the obligations of 1320236 or PI hereunder. Furthermore, if 1320236 or its Affiliates sells all or substantially all of the assets of the Business it shall require as a condition to such sale that the purchaser assumes and agrees to be bound by the terms of this Agreement. This Agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.

4.4 Waivers. No waiver of any term of this Agreement is binding unless it is in writing and signed by the party to this Agreement entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any term of this Agreement will be deemed to be a waiver of any subsequent breach of that term.

4.5 Character of Agreement. Nothing contained in this Agreement shall constitute a party the agent or partner of another or shall empower a party to bind another, nor shall PI have the authority or represent itself as having the authority to establish pricing, grant credit and/or settle other terms of sale for the Products.

4.6 Governing Law. This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the State of New Jersey and the laws of the United Sates applicable in the State of New Jersey.

4.7 Amendments. No amendment, supplement, restatement or termination of any provisions of this Agreement is binding unless it is in writing and signed by each party to this Agreement.

4.8 Notices. Unless otherwise agreed by the parties, each notice under this Agreement must be given in the same way as in the Purchase Agreement.

4.9 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which together constitute one and the same instrument.

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4.10 Authority.  Each party to this Agreement hereby  represents and warrants to the others that the execution and delivery of this Agreement has been duly authorized by such party, and that the individual signing this Agreement on behalf of the party has all necessary authority to do so.

4.11 Offset. Any and all amounts owing or to be paid by 1320236 to PI pursuant to this Agreement, shall be subject to offset and reduction by any amounts on a dollar for dollar basis that may be owing at any time by PI or PSI to 1320236 pursuant to the Purchase Agreement, the agreements and instruments executed in connection therewith or any other agreement between 1320236 and PI and/or PSI as is reasonably determined by 1320236. 1320236 shall deposit any amounts it proposes to offset into an escrow account maintained by 1320236's counsel pending arbitration of the matter as provided in Section 4.12 below.

4.12 Arbitration. Any claim or dispute of any nature between the parties hereto arising directly or indirectly from the relationship created by this Agreement shall be resolved exclusively by arbitration pursuant to the provisions of
Section 12.11 of the Purchase Agreement.

      The parties have executed this Agreement.

                                             PROFORMIX, INC.

                                             By:________________________________
                                                 Name:
                                                 Title:

                                             1320236 ONTARIO INC.

                                             By:________________________________
                                                 Name:  Raj Pasricha
                                                 Title: Assistant Secretary

                                             PROFORMIX SYSTEMS, INC.

                                             By:________________________________
                                                 Name:
                                                 Title:

      FOR VALUE RECEIVED, the undersigned, Michael Martin, a director, shareholder, officer and employee of PI and PSI, agrees to make himself available to provide the development services on behalf of PI referred to in
Section 2.1(b) above.

      DATED this 18th day of November, 1998.

___________________________________
Michael Martin